SI Diamond Technology, Inc.
3006 Longhorn Blvd., Suite 107, Austin, TX 78758
Phone (512) 339-5020, Fax (512) 339-5021, WWW.CARBONTECH.NET

 Exhibit10.23

 Memorandum of Understanding

February 20, 2002

Re: Proposed employment by EBT

Following is a summary of the key terms of the proposed employment arrangement between Electronic Billboard Technology, Inc (“EBT”). and Jake Schroepfer (“Schroepfer”):

Title:  Chief Executive Officer, Electronic Billboard Technology, Inc.

Board Position: To be nominated as a Member of the Board of Directors of both SI Diamond Technology, Inc. and Electronic Billboard Technology, Inc.

Start date: March 1, 2002

Salary: $400,000 per year to be reviewed annually

Stock Options: 1.5 million options to purchase SIDT common stock, vesting quarterly over the three year period commencing with your start date. These options will be priced based on the average closing stock price for the month of February 2002 and are subject to compensation committee approval.

Bonus Stock Option Plan:

  250,000 options to be granted based on completion of a business plan for EBT within 30 days of employment and upon attainment of cumulative EBT revenue of $2.0 million, starting on the employment date. This revenue level must be attained within 12 months of employment, or the options are not granted.
  250,000 options to be granted if EBT achieves break even on a quarterly basis using EBITDA (Earnings before Interest, Tax, Depreciation, and Amortization)  within 24 months of employment. The quarters will be measured using calendar quarters starting April 1, 2002.

  500,000 options to be granted if EBT achieves a 20% EBITDA on a quarterly basis by the end of the third anniversary of employment, using the same definition of quarters as in item 2.
  Annual performance reviews to be set up by the anniversary of each year’s employment with SIDT to allocate further targets and stock option grants linked to expectations at that time.

For purposes of pricing the options under the bonus plan, the options for items 1-3 would be priced at the average closing price of SIDT common stock for the month in which the goal was achieved. For example, if cumulative revenue of $2.0 million were achieved in December 2002, then the options would be priced at the average closing price for the month of December.

Cash Bonuses

No cash bonus will be paid for 2002. After the completion of the current calendar year, a bonus plan for 2003 and thereafter will be negotiated. As part of that negotiation, Schroepfer will be receptive to lowering his base salary to an amount no lower than $350,000 per year.

Pension/Retirement Savings Plan: Our current 401K plan allows for a contribution of the lesser of 15% of salary, or $11,000.

Other benefits at Company Expense:

  Medical, Dental, Disability, and Group Term Life Insurance for the employee based on standard EBT plans. Medical and Dental insurance available for dependents at employees cost.
  Auto allowance of $700 per month plus EBT will the bear the costs of all parking and tolls. EBT is required to include a personal use charge on your W-2 based on information supplied by you to the Company related to personal usage.
  Reimbursement of all business expenses, including travel.
  EBT to pay club dues.

Covenant Not To Compete

Schroepfer will sign the Company’s standard non-confidentiality agreement, which will include a covenant not to compete for one year from the date of termination if termination is for cause or by resignation.

Severance

If Schroepfer resigns, or is terminated for cause, no severance is due. If Schroepfer is terminated with out cause, his base salary will continue to be paid on normal pay dates for a period of six months after the termination of employment. Schroepfer will have one year from the termination of employment to exercise vested options and options that would vest during the six-month severance period will continue to vest. If termination is for cause, or by resignation, Schroepfer will have the normal 30 days from termination specified by the plan to exercise any options vested as of the termination date.

Cause means:

  Any act or omission, or a series of acts or omission when taken together, which constitutes a material breach of Schroepfer of the memorandum of understanding.
  His conviction of a felony or commission of an act that would rise to the level of a felon.
  His conviction of a lesser crime or offense that adversely impacts upon the business or reputation of the Company
  His commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing damage or potential damage to the Company
  His failure to perform a substantial part of his duties.

Agreed and accepted this 20th day of February, 2002.

//s// Marc W. Eller	//s// Jake Schroepfer
Marc W. Eller	Jake Schroepfer
Electronic Billboard Technology, Inc.